Exhibit 99.1

PARK HOTELS & RESORTS INC. ANNOUNCES CESSATION OF PAYMENT ON $725 MILLION NON-RECOURSE CMBS LOAN SECURED BY TWO OF ITS SAN FRANCISCO HOTELS

Tysons, Va., June 5, 2023 — Park Hotels & Resorts Inc. (“Park” or the “Company”) (NYSE:PK) today announced that, starting in June, it ceased making payments toward the $725 million non-recourse CMBS loan which is scheduled to mature in November 2023, and is secured by two of its San Francisco hotels—the 1,921-room Hilton San Francisco Union Square and the 1,024-room Parc 55 San Francisco. The Company intends to work in good faith with the loan’s servicers to determine the most effective path forward, which is expected to result in ultimate removal of these hotels from its portfolio.

“This past week we made the very difficult, but necessary decision to stop debt service payments on our San Francisco CMBS loan,” commented Thomas J. Baltimore, Jr., Chairman and Chief Executive Officer of Park. “After much thought and consideration, we believe it is in the best interest for Park’s stockholders to materially reduce our current exposure to the San Francisco market. Now more than ever, we believe San Francisco’s path to recovery remains clouded and elongated by major challenges – both old and new: record high office vacancy; concerns over street conditions; lower return to office than peer cities; and a weaker than expected citywide convention calendar through 2027 that will negatively impact business and leisure demand and will likely significantly reduce compression in the city for the foreseeable future. Unfortunately, the continued burden on our operating results and balance sheet is too significant to warrant continuing to subsidize and own these assets.

Ultimately removing the loan and the hotels will substantially improve our balance sheet and operating metrics, as net leverage is reduced by nearly a full turn, while 2022 Comparable RevPAR and Comparable Hotel Adjusted EBITDA Margin as compared to 2019 would improve approximately 800 basis points and 230 basis points, respectively. In addition, reducing the negative overhang from San Francisco will allow Park to continue to focus on our key priorities to reshape our portfolio by selling non-core assets, and recycling capital to reduce leverage, invest in strategic ROI projects, and opportunistically repurchase stock and/or acquire assets.”

For further information, please review Park’s most recent investor deck on our website, which includes the illustrative impact on certain operating metrics when both hotels are removed from its portfolio. Also included in the deck is Park’s full-year 2023 guidance that was originally provided by the Company on May 1, 2023. That guidance does not take into account financial impacts, if any, from the cessation of payment toward the San Francisco CMBS Loan as any such impacts are uncertain at this time. The Company expects to update full-year 2023 guidance as necessary once those impacts and the path forward are certain.

Investor Presentation June 2023

About Park Hotels & Resorts
Park is one of the largest publicly-traded lodging REITs with a diverse portfolio of iconic and market-leading hotels and resorts with significant underlying real estate value. Park's portfolio currently consists of 46 premium-branded hotels and resorts with over 29,000 rooms primarily located in prime city center and resort locations. Visit www.pkhotelsandresorts.com for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements related to the anticipated effects of Park’s decision to cease payments on its $725 million CMBS loan, as well as Park’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, the impact to its business and financial condition and that of its hotel management companies from macroeconomic factors (including inflation, increases in interest rates, potential economic slowdown or a recession and geopolitical conflicts), the effects of competition and the effects of future legislation or regulations, and other non-historical statements. Forward-looking statements include all statements that are not historical facts, and in some cases, can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements and Park urges investors to carefully review the disclosures Park makes concerning risk and uncertainties in Item 1A: “Risk Factors” in Park’s Annual Report on Form 10-K for the year ended December 31, 2022, as such factors may be updated from time to time in Park’s filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, Park undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:
Ian Weissman
Senior Vice President, Corporate Strategy
571-302-5591
iweissman@pkhotelsandresorts.com

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www.pkhotelsandresorts.com